EXHIBIT 23.1

Consent Of Independent Auditors

We consent to the incorporation by reference in the Registration Statements on Form S-8 pertaining to the Daktronics, Inc. 401(k) Plan of our report dated May 30, 2003, with respect to the consolidated financial statements and schedule of Daktronics, Inc. and subsidiaries included in the Annual Report on Form 10-K for the year ended May 3, 2003.

   /s/ Ernst & Young LLP

Minneapolis, Minnesota
October 22, 2003